Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CytoDyn Inc.

(Exact Name of Registrant as Specified in Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $0.61 per share or less	457(g)	34,423,515	$0.61	$20,998,344	.0000927	$1,946.55
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share, issuable upon exercise of warrants with an exercise price of $1.00 per share	457(g)	1,363,320	$1.00	$1,363,320	.0000927	$126.38
Total Offering Amounts						$22,361,664		$2,072.93
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$2,072.93

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of shares that may be issued upon any stock split, stock dividend, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.